EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-30320, 333-24749, 333-128594, 333-155405 and 333-203609) and Form S-3 (File No. 333-148227) of our report dated March 22, 2017, with respect to the audited consolidated financial statements of Pressure BioSciences, Inc., which is included in this Annual Report on Form 10-K as of and for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Malone Bailey LLP

www.malonebailey.com

Houston, Texas

March 22, 2017